SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  July 18, 1996

     ________________________ADVANTA Corp.____________________________
           (Exact name of registrant as specified in its charter)


     _______Delaware__________  _____0-14120_______ ____23-1462070______
     (State or other jurisdic-  (Commission File      (IRS Employer Identi-
      tion of incorporation)     Number)               fication No.)


        Five Horsham Business Center, 300 Welsh Road, Horsham, PA
                 (Address of principal executive offices)

                                 19044
                              (Zip Code)

     Registrant's telephone number, including area code:  (215) 657-4000

5. Other Events.

On July 18, 1996 Advanta Corporation announced earnings for the second quarter of 1996 with net income of $45 million and earnings per share of $1.00, increases of 35% and 25%, respectively, over the $33 million and $.80 per share registered in the second quarter of 1995. Earnings for the first quarter of this year totalled $41 million or $.91 per share. From June 1995, the Company's portfolio of managed receivables increased by $6.0 billion, or 64%, to $15.4 billion at June 30, 1996.

Highlights for the second quarter include the following items:

       Advanta took advantage of the market's demand for quality credit card receivables and sold a small portion, less than 2%, of its credit card portfolio. The $34 million gain from the transaction strengthened the Company's balance sheet and is being used to support investments for future growth.

       Managed credit card receivables at June 30 of $12.7 billion posted a 69% increase over the $7.5 billion level last June.

       The consolidated managed 30+ day delinquency rate at June 30 was 3.4%, as compared to the 3.2% reported at March 31 and above the 2.7% reported a year ago. The consolidated managed charge-off rate for the quarter was 2.9%, as compared to the 2.8% registered for the quarter ended March 31 and above the 2.1% recorded in the comparable quarter of 1995.

       The managed credit card 30+ day delinquency rate was 2.9%, above the 2.7% registered at March 31, and above the 2.0% of the year ago period. The charge-off rate on managed credit cards was 3.3% for the quarter, compared to 3.2% in the prior quarter and above the 2.5% of a year ago.

       The Company originated approximately 505,000 new credit card accounts during the quarter compared to approximately 455,000 opened in the second quarter of 1995.

       Managed net interest margin came in at 5.84%, below the 6.24% recorded in the first quarter, and the 5.96% posted in the comparable period of 1995. Rapid growth in new credit card business at introductory rates compressed the portfolio's yield.

       The operating expense ratio declined to 2.75% from 2.80% recorded in the prior quarter, and was below the year ago measure of 3.04%. Included in the operating expense ratio is spending on new technology, research and talent to support future growth and opportunities.

       Return on equity surpassed the 25% goal for the twenty-second consecutive quarter, attaining 27.2%. This compared to the previous quarter's 25.8% and 26.9% registered in the comparable quarter of a year ago.


Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibit is filed as part of this Report on Form 8-K:

          27   Financial Data Schedules.
          99   Selected summary financial data.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  July 18, 1996             By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary

                       ADVANTA AND SUBSIDIARIES
                         FINANCIAL HIGHLIGHTS
                ($ in millions, except per share data)

                             Three Months Ended        %Change
                                  June 30,            1996 versus
                              1996          1995        1995
OPERATING RESULTS

Net Revenues (A)              $189.6       $143.8        32%

Provision for Losses          $ 27.7       $  8.6       222%

Operating Expenses            $127.4       $ 83.9        52%

Net Income                    $ 45.1       $ 33.4        35%

Earnings Per Common Share     $ 1.00       $  .80        25%

Average Shares                  45.2         41.8         8%

Return on Common Equity         27.2%        26.9%        1%

Managed Net Interest Margin     5.84%        5.96%       (2%)

                             Six Months Ended          %Change
                                  June 30,            1996 versus
                              1996          1995        1995
OPERATING RESULTS

Net Revenues (A)              $377.4       $279.4        35%

Provision for Losses          $ 42.7       $ 17.5       144%

Operating Expenses            $237.9       $162.0        47%

Net Income                    $ 86.2       $ 64.2        34%

Earnings Per Common Share     $ 1.91       $ 1.54        24%

Average Shares                  45.1         41.6         8%

Return on Common Equity         26.5%        26.8%       (1%)

Managed Net Interest Margin     6.03%        5.95%        1%

(A) Excludes $33.8 million gain on sale of credit card receivables in the second quarter of 1996.

                         ADVANTA AND SUBSIDIARIES
                           FINANCIAL HIGHLIGHTS
                   ($ in millions, except per share data)

                                                                % Change
                                                                 June 1996
                            June 30,    March 31,    June 30,     versus
                              1996        1996        1995       June 1995

FINANCIAL CONDITION

Managed Receivables*
  Credit Cards               $12,679     $11,670    $  7,501       69%
  Mortgage Loans             $ 2,092     $ 1,927    $  1,547       35%
  Business Loans(A)          $   610     $   485    $    318       92%
  Other Loans                $    12     $     9    $      5      130%

Total Managed Receivables    $15,393     $14,091    $  9,371       64%

Total Managed Assets         $18,184     $16,064    $ 10,561       72%

Stockholders' Equity         $   755     $   710    $    511       48%

Book Value Per
    Common Share             $ 16.13     $ 15.17    $  12.69       27%

Equity/Managed Assets           4.15%       4.42%       4.84%     (14%)

Reserves for Credit Losses    70,929      56,675      39,775       78%

Customer Accounts          5,829,247   5,698,463   4,357,517       34%

CREDIT QUALITY

Managed Net Charge-off Rate
  Credit Cards                   3.3%        3.2%        2.5%
   Mortgages                     0.7%        0.7%        0.7%
  Business Loans(A)              2.1%        2.3%        1.8%
  Total Receivables              2.9%        2.8%        2.1%

Managed 30+ Day Delinquency Rate
  Credit Cards                   2.9%        2.7%        2.0%
  Mortgages                      5.3%        5.5%        4.8%
  Business Loans(A)              6.8%        8.1%        6.8%
  Total Receivables              3.4%        3.2%        2.7%


(A)  Includes Leases and Business Cards beginning in 1996.
* Managed figures combine both owned and securitized receivables.